Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Vnue, Inc.

We hereby consent to the use in the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated November 4, 2015, relating to the balance sheet of Vnue, Inc. (“Vnue Washington” or the “Company”) as of December 31, 2014 and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey
January 22, 2016